Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. SETS NEW RECORDS FOR SALES,
OPERATING INCOME, AND EARNINGS PER SHARE WITH
THIRD QUARTER FISCAL 2005 RESULTS

PORTLAND, Oregon – January 18, 2005 – Precision Castparts Corp. (NYSE: PCP) reported record quarterly sales, operating income, and earnings per share from continuing operations in the third quarter of fiscal 2005, driven by strong recovery in its major end markets.

Total sales for Precision Castparts Corp. (PCC) were $743.9 million in the third quarter of fiscal 2005, or 65.2 percent higher than sales of $450.2 million last year.  PCC reported consolidated segment operating income in the quarter of $109.3 million, or 14.7 percent of sales, versus $64.3 million, or 14.3 percent of sales for the third quarter of fiscal 2004.  The Company’s SPS operations, which were acquired on December 9, 2003, accounted for only 19 days of sales and earnings in last year’s fiscal third quarter.

Net income from continuing operations for the third quarter of fiscal 2005 was $62.1 million, or $0.93 per share (diluted, based on 66.6 million shares outstanding), compared with net income of $25.7 million, or $0.45 per share (diluted, based on 56.9 million shares outstanding), in the same quarter a year ago.  Last year’s results included a non-recurring, pre-tax charge of $11.2 million, or $0.12 per share (diluted), for the write-off of unamortized bank fees from the early termination of bank credit facilities and termination of an interest rate swap associated with the refinancing of debt in connection with the SPS Technologies Inc. acquisition.  Excluding this non-recurring charge from last year’s results, earnings per share in the current quarter was up 63.2 percent versus last year.

Investment Cast Products. In the third quarter of fiscal 2005, Investment Cast Products’ sales totaled $350.7 million, a 38 percent increase over sales of $254.5 million a year ago, with operating income of $67.1 million, a 43 percent improvement over operating income of $46.8 million in the third quarter of last year.  While a portion of this sales and earnings growth was due to a full quarter results from SPS’ Specialty Materials and Alloys Group, the segment experienced significant organic growth in all of its major markets.  Industrial gas turbine (IGT) sales were driven primarily by increased aftermarket opportunities, as the large base of turbines installed in the peak years started to come in for their first round of overhaul.  Similarly, the robust growth in aerospace aftermarket sales experienced at the outset of fiscal 2005 continued, as the engines on the large number of aircraft built prior to September 11, 2001, are now requiring replacement blades and vanes.  In addition, the resurgence of aircraft OEM builds and the initial recovery of the IGT OEM market, coupled with share gains in both of these markets, are putting strong demands on all of the segment’s casting operations.  PCC’s market share gains in recent years have increased the casting content on the majority of all new aircraft engines and IGTs currently being built.  The addition of SPS’ Specialty Materials and Alloys Group to PCC’s portfolio of companies has strengthened this segment even further, as aerospace and IGT market activity drives internal and external demand for the specialty alloys and waxes.

Forged Products.  Forged Products reported sales of $155.7 million and operating income of $18.2 million in the third quarter of fiscal 2005, versus $118.8 million of sales and $15.6 million of operating income last year.  Higher sales in the quarter resulted from continued market penetration and heavy demand for seamless pipe in China, as well as accelerated aerospace OEM schedules and strong aftermarket activity.  While operating income was up this quarter due to increased sales and improved performance, higher material costs, which began rising a year ago, continued to have a negative effect on operating income and margins throughout the current quarter.  This situation, however, is expected to dissipate in future quarters as contract terms that allow for pass-through pricing of higher material costs become effective.  With pass-through pricing in effect, the segment expects significant recoveries of continuing higher material costs beginning next quarter and continuing through fiscal 2006.  While these recoveries will increase segment revenues and protect operating income, they will have a dampening effect on related improvements in operating margins as a percentage of sales.

Fastener Products.  Sales for Fastener Products totaled $175.3 million in the third quarter of fiscal 2005, with operating income of $23.8 million, or 13.6 percent of sales, compared to sales of $30.4 million and operating income of $1.4 million, or 4.6 percent of sales, a year ago.  Last year’s quarterly results included only 19 days of operations.  Comparing current quarter results with those of the previous quarter (sales of $165.1 million and operating income of $21.4 million, or 13.0 percent of sales) demonstrates more effectively the continued, strong growth in this segment.  Fastener Products’ sales benefited from the resurgence of the aerospace OEM cycle and increased aerospace aftermarket activity, while the critical automotive fastener business locked up long-term contracts with material cost protection going forward.  With synergies after one full year exceeding $50 million in operating income, Fastener Products turned in another quarter of solid improvement, driven by strong operational performance and manufacturing efficiencies throughout the segment.

Industrial Products.  Industrial Products reported $62.2 million of sales and operating income of $11.5 million in the third quarter of fiscal 2005, versus $46.5 million of sales and $8.3 million of operating income for the same period last year.  Advanced Forming Technology successfully leveraged its growth in key markets and continued to seize on new market opportunities, while J&L Fiber Services’ sales improved on the basis of its market share gains and new product penetration.  E/One achieved market penetration both domestically and internationally with its low-pressure sewer systems business, while its utility systems business is picking up momentum with the upturn in IGT OEM builds, increased retrofit opportunities, and growth in the important China market.   In addition, PCC Precision Tool Group has effectively completed a major operational consolidation into its low-cost manufacturing facilities in Ireland and India, resulting in a significant turnaround in its operating performance over the last year, with still more upside ahead.

“We have clearly focused the manufacturing and financial resources of the Company to capitalize successfully on this recovery in our major markets,” said Mark Donegan, PCC’s chairman and chief executive officer.  “We have improved our cost structure significantly, we have steadily increased our market share, and, with the addition of SPS, we have opened up new markets and accepted new challenges.  The aerospace OEM cycle is on the rise, and, with the huge installed base of jet engines and industrial gas turbines coming on line early in the century, there is a steady demand for aftermarket components, now and well into the future.  Our industrial businesses are solidly grounded in their various marketplaces, making a strong contribution to the Company’s earnings.

“While we are pleased at setting new sales and earnings records, we will continue our relentless focus on operational excellence, and we will actively pursue the right strategic growth opportunities,” Donegan continued.  “At the end of the quarter, our cash on hand was $396.9 million, and our total debt was $1,052.1 million.  Adding to this strong cash position, we sold SPS’ Arnold Magnetic business in January, providing a solid foundation for doing what we need to do to keep PCC strong and growing.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

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Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS(1)

(In millions, except per share data)

	(unaudited) Three Months Ended		(unaudited) Nine Months Ended
	January 2, 2005	December 28, 2003	January 2, 2005	December 28, 2003
Net sales	$743.9	$450.2	$2,109.5	$1,276.1

Cost of goods sold	575.8	348.6	1,632.1	987.0

Selling and administrative expenses	58.8	37.3	176.8	96.9

Provision for restructuring (2)	—	—	—	8.4

Other expense(3)	—	11.2	—	11.2

Interest expense, net	14.3	12.8	43.7	38.2

Income before income taxes and minority interest	95.0	40.3	256.9	134.4

Provision for income taxes	32.7	14.0	86.1	47.7

Minority interest in net earnings of consolidated entities	(0.2)	(0.6)	(1.0)	(0.9)

Net income from continuing operations	62.1	25.7	169.8	85.8

(Loss) income from discontinued operations	(0.4)	2.1	(237.5)	(9.2)

Net income (loss)	$61.7	$27.8	$(67.7)	$76.6

Net income per share from continuing operations - basic	$0.95	$0.46	$2.61	$1.59
Net (loss) income per share from discontinued operations - basic	(0.01)	0.04	(3.65)	(0.17)
	$0.94	$0.50	$(1.04)	$1.42

Net income per share from continuing operations - diluted	$0.93	$0.45	$2.56	$1.56
Net income (loss) per share from discontinued operations - diluted	—	0.04	(3.58)	(0.16)
	$0.93	$0.49	$(1.02)	$1.40

Average common shares outstanding:
Basic	65.4	55.6	65.0	53.8
Diluted	66.6	56.9	66.2	54.9

	(unaudited) Three Months Ended		(unaudited) Nine Months Ended
	January 2, 2005	December 28, 2003	January 2, 2005	December 28, 2003
Sales by Segment
Investment Cast Products	$350.7	$254.5	$980.4	$746.0

Forged Products	155.7	118.8	448.1	366.9

Fastener Products	175.3	30.4	504.5	30.4

Industrial Products	62.2	46.5	176.5	132.8

Total	$743.9	$450.2	$2,109.5	$1,276.1

Operating Income (Loss) by Segment (4)
Investment Cast Products	$67.1	$46.8	$183.1	$137.2

Forged Products	18.2	15.6	55.3	47.6

Fastener Products	23.8	1.4	61.8	1.4

Industrial Products	11.5	8.3	31.5	24.0

Corporate expense	(11.3)	(7.8)	(31.1)	(18.0)

Consolidated segment operating income	109.3	64.3	300.6	192.2

Provision for restructuring	—	—	—	8.4

Other expense	—	11.2	—	11.2

Interest expense, net	14.3	12.8	43.7	38.2

Income before income taxes and minority interest	$95.0	$40.3	$256.9	$134.4

(1)     Reported results for the three and nine months ended December 28, 2003 have been restated for discontinued operations.

(2)     During the second quarter of fiscal 2004, the Company recorded charges related to restructuring activities.  These charges principally provided for severance costs associated with downsizing operations throughout the Company.

(3)     During the third quarter of fiscal 2004, the Company recorded a non-recurring charge for the write-off of unamortized bank fees from the early termination of bank credit facilities and termination of an interest rate swap associated with the refinancing of debt in connection with the SPS Technologies Inc. acquisition.

(4)     Operating income represents earnings before interest, income taxes, restructuring and other expense.